                                                Exhibit 4.1
DESCRIPTION OF REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12
OF THE SECURITIES EXCHANGE ACT OF 1934
The following description of our capital stock is not intended to be complete, does not describe every aspect of our securities, and is subject to, and qualified in its entirety by reference to, all the provisions of our amended and restated certificate of incorporation, as amended (the “Charter”), our Certificate of Designation, as filed with the Delaware Secretary of State on February 2, 2022 (the “Certificate of Designation”), all the provisions of our amended and restated bylaws (the “Bylaws”), and the Section 382 Rights Agreement (the “Rights Agreement”), dated as of February 2, 2022, between us and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agent”). We refer you to the Charter, Bylaws, and Rights Agreement, copies of which have been filed as exhibits to the Registration Statement of which this prospectus is a part.
Authorized Capital Stock
As of March 11, 2022, our authorized capital stock consists of 60,500,000 shares, including (i) 60,000,000 shares of common stock, $0.30 par value per share ("common stock"), and 500,000 shares of preferred stock, $100 par value per share.
Common Stock
As of March 11, 2022, there were 43,124,362 shares of common stock and no shares of preferred stock outstanding.
Listing
Our common stock is listed on the New York Stock Exchange under ticker symbol “TISI”.
Dividends
Holders of shares of common stock are entitled to share equally and ratably in any dividends, subject, if preferred stock is then outstanding, to any preferential rights of such preferred stock.
Voting
Under the terms of our Charter, each share of common stock entitles the holder of record to one vote at all meetings of stockholders, and the votes are noncumulative. Except as required by law, holders of common stock vote together as one class.
Preemptive, Conversion or Similar Rights
Each share of our common stock includes a right to purchase from us one one-thousandth of a share of Series A preferred stock (a “Purchase Right”) at a price of $7.00 per one one-thousandth of a share of Series A preferred stock, subject to adjustment as provided in the Rights Agreement. Prior to the occurrence of certain events, the Purchase Rights will not be exercisable or trade separately from our common stock. The Purchase Rights have no value except as reflected in the market price of the shares of the common stock to which they are attached, and can be transferred only with the shares of common stock to which they are attached. Except for the Purchase Rights, holders of our common stock have no preemptive, subscription, redemption or conversion rights.

                                                Exhibit 4.1
Liquidation Preference
In the event of our dissolution, liquidation or winding up, whether voluntary or involuntary, the holders of common stock are entitled to share, on a pro rata basis, any assets or funds remaining after payment in full of all creditors and holders of preferred stock.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Investor Services.
Preferred Stock
Our board of directors (our “Board of Directors”) has the authority, without action by our stockholders, to issue preferred stock and to fix voting powers for each class or series of preferred stock, and to provide that any class or series may be subject to redemption, entitled to receive dividends, entitled to rights upon dissolution, or convertible or exchangeable for shares of any other class or classes of capital stock. The rights with respect to a series or class of preferred stock may be greater than the rights attached to our common stock. Our Board of Directors has designated 100,000 shares of preferred stock as Series A preferred stock which will only be issued if the Purchase Rights are triggered, as discussed in further detail below. The remaining 400,000 shares of preferred stock are undesignated. The effect of issuing preferred stock could include, among other things, one or more of the following:
•restricting dividends in respect of our common stock;
•diluting the voting power of our common stock or providing that holders of preferred stock have the right to vote on matters as a class;
•impairing the liquidation rights of our common stock; or
•delaying or preventing a change of control of us.

Series A Preferred Stock

The Series A preferred stock is reserved for issuance in connection with the Purchase Rights pursuant to the Rights Agreement. Upon issuance, each holder of the Series A preferred stock will be entitled 1,000 votes, subject to adjustment as described in the Certificate of Designation, for each share of Series A preferred stock held on all matters submitted to a vote of stockholders. The Series A preferred stock ranks junior to any other series of our preferred stock.
Subject to any preference rights of holders of any superior stock that we may issue in the future, and upon issuance of any Series A preferred stock, holders of our Series A preferred stock will be entitled to receive quarterly dividends, if any are declared by our Board of Directors out of legally available funds, in an amount per share (rounded to the nearest cent), subject to adjustment as described in the Certificate of Designation, equal to 1,000 multiplied by the aggregate per share amount of all cash dividends, and 1,000 multiplied by the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of common stock or a subdivision of the outstanding shares of common stock (by reclassification or otherwise) declared on the common stock since the immediately preceding quarterly dividend payment date or, with respect to the first quarterly dividend payment date, since the first issuance of any share or fraction of a share of Series A preferred stock.
In the event of our liquidation, dissolution or winding up, the holders of our outstanding Series A preferred stock are entitled to receive an amount per share equal to 1,000 multiplied by the aggregate amount to be distributed in respect of the common stock upon such liquidation, dissolution or winding up,

                                                Exhibit 4.1
prior to any distribution to holders of the common stock, plus an amount equal to any accrued and unpaid dividends the per share amount of all cash and other property.
Description of our Purchase Rights
General
On February 2, 2022 (the “Effective Date”), we entered into the Rights Agreement, pursuant to which we issued one Purchase Right for each share of common stock of the Company. The purpose of the Rights Agreement is to facilitate our ability to preserve our net operating losses (“NOLs”) and our other Tax Attributes (as such term is defined in the Rights Agreement) in order to be able to offset potential future income taxes for federal income tax purposes. Our ability to use its NOLs and other Tax Attributes would be substantially limited if it experiences an “ownership change,” as such term is defined in Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). A company generally experiences an ownership change if the percentage of the value of its stock owned by certain “5-percent shareholders,” as such term is defined in Section 382 of the Code, increases by more than 50 percentage points over a rolling three-year period. The Rights Agreement is intended to reduce the likelihood of an ownership change under Section 382 of the Code by deterring any Person (as such term is defined in the Rights Agreement) or group of affiliated or associated Persons from acquiring Beneficial Ownership (as defined in the Rights Agreement) of 4.9% or more of the outstanding common stock.
Effectiveness
Upon and following the Effective Date, the Purchase Rights were issued in respect of all outstanding shares of common stock on February 14, 2022 (the “Record Date”). As long as the Purchase Rights are attached to the common stock, we will issue one Purchase Right with each new share of common stock so that all such shares of common stock will have Purchase Rights attached (subject to certain limited exceptions).
Distribution Date; Exercisability; Expiration
Initially, the Purchase Rights will be attached to all common stock certificates (or other evidence of book-entry or other uncertificated ownership) and no separate certificates evidencing the Purchase Rights (“Right Certificates”) will be issued. Until the Distribution Date (as defined below), the Purchase Rights will be transferred with and only with the shares of common stock. As long as the Purchase Rights are attached to the shares of common stock, we will issue one Purchase Right with each new share of common stock so that all such shares of common stock will have Purchase Rights attached (subject to certain limited exceptions).
The Purchase Rights will separate and begin trading separately from the shares of common stock, and Right Certificates will be caused to evidence the Purchase Rights, on the earlier to occur of (i) the Close of Business (as such term is defined in the Rights Agreement) on the tenth day following a public announcement, or the public disclosure of facts indicating, that a Person or group of affiliated or associated Persons has acquired Beneficial Ownership of 4.9% or more of the outstanding shares of common stock (an “Acquiring Person”) (or, in the event that our Board of Directors determines to effect an exchange in accordance with Section 24 of the Rights Agreement and our Board of Directors determines that a later date is advisable, then such later date) and (ii) the Close of Business on the tenth Business Day (as such term is defined in the Rights Agreement) (or such later date as may be determined by action of our Board of Directors prior to such time as any Person becomes an Acquiring Person) following the commencement of a tender offer or exchange offer the consummation of which would

                                                Exhibit 4.1
result in the Beneficial Ownership by a Person or group of 4.9% or more of the outstanding shares of common stock (the earlier of such dates, the “Distribution Date”). As soon as practicable after the Distribution Date, unless the Purchase Rights are recorded in book-entry or other uncertificated form, we will prepare and cause the Right Certificates to be sent to each record holder of shares of common stock as of the Distribution Date.
An “Acquiring Person” will not include (i) the Company, (ii) any Subsidiary (as such term is defined in the Rights Agreement) of the Company, (iii) any employee benefit plan of the Company or of any Subsidiary of the Company, (iv) any entity holding shares of common stock for or pursuant to the terms of any such employee benefit plan or (v) any Person who or which, together with all Affiliates and Associates (as such terms are defined in the Rights Agreement) of such Person, at the time of the first public announcement of the Rights Agreement, is a Beneficial Owner (as defined in the Rights Agreement) of 4.9% or more of the shares of common stock then outstanding (a “Grandfathered Stockholder”). However, if a Grandfathered Stockholder becomes, after such time, the Beneficial Owner (other than (A) pursuant to the vesting or exercise of any equity awards issued to a member of our Board of Directors, (B) pursuant to additional grants of any such equity awards to a member of our Board of Directors, (C) pursuant to the exercise of Warrants or options or the conversion or exchange of any securities in accordance with the terms thereof, in each case, either as held by a Grandfathered Stockholder as of the time of the first public announcement of the Rights Agreement or as directly issued by us to a Grandfathered Stockholder following the first public announcement of the Rights Agreement (D) pursuant to the payment of interest or dividends in the form of additional securities on any exchangeable or convertible securities held by a Grandfathered Stockholder as of the time of first public announcement of the Rights Agreement or any exercise or conversion of such additional securities by a Grandfathered Stockholder or (E) pursuant to the Company directly issuing shares of common stock or Warrants, options or other securities convertible into or exchangeable for shares of common stock to a Grandfathered Stockholder) of any additional shares of common stock (regardless of whether, thereafter or as a result thereof, there is an increase, decrease or no change in the percentage of shares of common stock then outstanding Beneficially Owned (as such term is defined in the Rights Agreement) by such Grandfathered Stockholder) then such Grandfathered Stockholder shall be deemed to be an Acquiring Person unless, upon such acquisition of Beneficial Ownership of additional shares of common stock, such person is not the Beneficial Owner of 4.9% or more of the shares of common stock then outstanding. In addition, upon the first decrease of a Grandfathered Stockholder’s Beneficial Ownership below 4.9%, such Grandfathered Stockholder will no longer be deemed to be a Grandfathered Stockholder. In the event that after the time of the first public announcement of the Rights Agreement, any agreement, arrangement or understanding pursuant to which any Grandfathered Stockholder is deemed to be the Beneficial Owner of shares of common stock expires, is settled in whole or in part, terminates or no longer confers any benefit to or imposes any obligation on the Grandfathered Stockholder, any direct or indirect replacement, extension or substitution of such agreement, arrangement or understanding with respect to the same or different shares of common stock that confers Beneficial Ownership of shares of common stock shall be considered the acquisition of Beneficial Ownership of additional shares of common stock by the Grandfathered Stockholder and render such Grandfathered Stockholder an Acquiring Person for purposes of the Rights Agreement unless, upon such acquisition of Beneficial Ownership of additional shares of common stock, such person is not the Beneficial Owner of 4.9% or more of the shares of common stock then outstanding.
“Beneficial Ownership” is defined in the Rights Agreement to include any securities (i) which a Person or any of such Person’s Affiliates or Associates (a) actually owns (directly or indirectly) or would be deemed to actually or constructively own for purposes of Section 382 of the Code or the Treasury Regulations (as such terms are defined in the Rights Agreement) promulgated thereunder, including any

                                                Exhibit 4.1
coordinated acquisition of securities by any Persons who have a formal or informal understanding with respect to such acquisition (to the extent ownership of such securities would be attributed to such Persons under Section 382 of the Code and the Treasury Regulations promulgated thereunder), (b) beneficially owns, directly or indirectly, within the meaning of Rules 13d-3 or 13d-5 promulgated under the Exchange Act or (c) has the right or ability to vote, or the right to acquire, pursuant to any agreement, arrangement or understanding (except under limited circumstances), (ii) which are directly or indirectly Beneficially Owned by any other Person with which a Person has any agreement, arrangement or understanding for the purpose of acquiring, holding or voting such securities, or obtaining, changing or influencing control of the Company or (iii) which are the subject of, or reference securities for, or that underlie, certain derivative positions of any Person or any of such Person’s Affiliates or Associates; provided, that a Person shall not be deemed to be the Beneficial Owner of, or to Beneficially Own (as defined in the Rights Agreement), securities tendered pursuant to a tender or exchange offer made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act until such tendered securities are accepted for purchase or exchange.
The Purchase Rights are not exercisable until the Distribution Date. The Purchase Rights will expire on the earliest to occur of (i) the Close of Business on the day following the certification of the voting results of our 2022 annual meeting of stockholders, if at such stockholder meeting or any other meeting of our stockholders duly held prior to such meeting, a proposal to ratify the Rights Agreement has not been passed by the requisite vote of our stockholders, (ii) the date on which our Board of Directors determines in its sole discretion that (x) the Rights Agreement is no longer necessary for the preservation of material valuable NOLs or Tax Attributes or (y) the NOLs and Tax Attributes have been fully utilized and may no longer be carried forward and (iii) the Close of Business on February 2, 2025 (the “Final Expiration Date”).
Exempt Persons and Transactions
Our Board of Directors may, in its sole and absolute discretion, determine that a Person is exempt from the Rights Agreement (an “Exempt Person”), so long as such determination is made prior to such time as such Person becomes an Acquiring Person. Any Person will cease to be an Exempt Person if our Board of Directors makes a contrary determination with respect to such Person regardless of the reason therefor. In addition, our Board of Directors may, in its sole and absolute discretion, exempt any transaction from triggering the Rights Agreement, so long as the determination in respect of such exemption is made prior to such time as any Person becomes an Acquiring Person. Any Person, together with all Affiliates and Associates of such Person, who proposes to acquire 4.9% or more of the outstanding shares of common stock may apply to our Board of Directors in advance for an exemption in accordance with and pursuant to the terms of the Rights Agreement.
Flip-In Event
If a Person or group becomes an Acquiring Person at any time after the date of the Rights Agreement (with certain limited exceptions), the Purchase Rights will become exercisable for shares of common stock having a value equal to two times the exercise price of the Purchase Right. From and after the announcement that any Person has become an Acquiring Person, if the Purchase Rights evidenced by a Right Certificate are or were acquired or Beneficially Owned by an Acquiring Person or any Associate or Affiliate of an Acquiring Person, such Purchase Rights shall become void, and any holder of such Purchase Rights shall thereafter have no right to exercise such Purchase Rights. If our Board of Directors so elects, we may deliver upon payment of the exercise price of a Purchase Right an amount of cash,

                                                Exhibit 4.1
securities or other property equivalent in value to the shares of common stock issuable upon exercise of a Purchase Right.
Flip-Over Event
If, at any time after a Person becomes an Acquiring Person, (i) we consolidates with, or merge with, any other Person (or any Person consolidates with, or merges with us) and, in connection with such consolidation or merger, all or part of the shares of common stock are or will be changed into or exchanged for stock or other securities of any other Person or cash or any other property or (ii) 50% or more of our consolidated assets or Earning Power (as defined in the Rights Agreement) is sold, then proper provision will be made so that each holder of a Purchase Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Purchase Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Purchase Right.
Exchange
At any time after any Person becomes an Acquiring Person, our Board of Directors may exchange the Purchase Rights (other than Purchase Rights owned by any Person which have become void), in whole or in part, at an exchange ratio of one share of common stock per Purchase Right (subject to adjustment). We may issue, transfer or deposit such shares of common stock (or other property as permitted under the Rights Agreement) to or into a trust or other entity created upon such terms as our Board of Directors may determine and may direct that all holders of Purchase Rights receive such shares of common stock or other property only from the trust or other entity. In the event that our Board of Directors determines, before the Distribution Date, to effect an exchange, our Board of Directors may delay the occurrence of the Distribution Date to such time as it deems advisable.
Redemption
At any time prior to the earlier to occur of (i) the Close of Business on the tenth day following the Stock Acquisition Date (as defined in the Rights Agreement) (or, if the tenth day following the Stock Acquisition Date occurs before the Record Date, the Close of Business on the Record Date) and (ii) the Final Expiration Date, our Board of Directors may redeem the Purchase Rights in whole, but not in part, at a price of $0.001 per Purchase Right (the “Redemption Price”). The redemption of the Purchase Rights may be made effective at such time, on such basis and with such conditions as our Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Purchase Rights, the right to exercise the Purchase Rights will terminate and the only right of the holders of Purchase Rights will be to receive the Redemption Price.
Amendment
The terms of the Purchase Rights may be amended by our Board of Directors without the consent of the holders of the Purchase Rights, except that at any time after the Close of Business on the tenth day following the Stock Acquisition Date (or, if the tenth day following the Stock Acquisition Date occurs before the Record Date, the Close of Business on the Record Date), no such amendment may adversely affect the interests of the holders of the Purchase Rights (other than the Acquiring Person and its Affiliates and Associates).

                                                Exhibit 4.1
Preferred Stock Rights
Each one-thousandth of a share of Series A Preferred Stock will entitle the holder thereof to the same dividends and liquidation rights as if the holder held one share of common stock and will be treated the same as a share of common stock in the event of a merger, consolidation or other share exchange.
Rights of Holders
Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

Certain Provisions of Our Charter, Bylaws and the Rights Agreement
Our Charter, Bylaws, the Rights Agreement and the DGCL contain provisions, which are summarized in the following paragraphs, are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of our Board of Directors to maximize stockholder value in connection with any unsolicited offer to acquire us.
Authorized but Unissued Shares
The authorized but unissued shares of our common stock and our preferred stock will be available for future issuance without obtaining stockholder approval, except to the extent such approval is required by law or the listing requirements of the NYSE, the exchange on which our common stock is listed. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of our common stock and preferred stock could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, merger or otherwise.
Pursuant to our Charter, shares of our preferred stock may be issued from time to time, and our Board of Directors is authorized to determine and alter all rights, preferences, privileges, qualifications, limitations and restrictions without limitation. See “Preferred Stock” above.
Election and Removal of Directors; Structure of Board of Directors
Our Bylaws provide that a nominee to director shall be elected to our Board of Directors if, at a meeting of stockholders duly called and at which a quorum is present, the votes cast for such nominee’s election exceed the votes cast against such nominee’s election-i.e. the director receives a majority of the stockholder votes.
Notwithstanding the foregoing, directors shall be elected by a plurality of the votes cast at any such meeting of stockholders if, on the tenth (10th) day before the Company first mails its notice of meeting for such meeting of the stockholders, the number of nominees for directors exceeds the number of directors to be elected at such meeting. If directors are to be elected by a plurality of the votes cast, stockholders shall not be permitted to vote against a nominee. Abstentions and broker non-votes are not counted as votes cast for purposes of the election of directors and, therefore, will have no effect on the outcome of such election. Even if a nominee is not re-elected, he or she will remain in office as a director until his or her earlier resignation or removal.

                                                Exhibit 4.1
The Charter and Bylaws provide that a director may be removed only for cause, as determined by the affirmative vote of the holders of at least a majority of the shares then entitled to vote in an election of directors, voting as a single class. The Charter provides that such stockholder vote may only be taken at a meeting of stockholders and not by written consent, the notice of which meeting expressly states such purpose. Cause for removal shall be deemed to exist only if the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction or has been adjudged by a court of competent jurisdiction to be liable for gross negligence or misconduct in the performance of such director’s duty to us and such adjudication is no longer subject to direct appeal.
Structure of the Board of Directors
Our Board of Directors currently consists of eight (8) members. Our Bylaws provide that the business and affairs of the Company shall be managed by or under the direction of not fewer than five (5) members at any given time. The exact number of directors may be increased or decreased, from time to time by action of our Board of Directors. No decrease in the number of directors constituting our Board of Directors shall shorten the term of any incumbent director.
Our Bylaws provide that directors are divided into three classes: class I, class II and class III. Each class shall be as nearly equal in number of directors as possible.
Each director shall serve for a term ending on the third annual meeting following the annual meeting at which such director was elected; provided, however, that each director shall serve until his successor shall have been duly elected and qualified, unless he or she shall resign, become disqualified or disabled, or shall otherwise be removed.
Stockholder Action by Written Consent
Our Bylaws provide that any action which may be taken at any meeting of stockholders may be taken without a meeting and without prior notice, if a unanimous consent in writing, setting forth the action so taken, shall be signed by the holders of all of the outstanding shares entitled to vote thereon.
Special Meetings of Stockholders; Advance Notice Requirements for Stockholder Nominations
Our Bylaws provide that notice of the time and place of every meeting of stockholders and of the business to be acted on at such meeting shall be delivered at least 10 days but not more than 60 days before the meeting to each stockholder of record having voting power and entitled to such notice. A notice of special meeting must state the purposes of the meeting.
To be properly brought before an annual meeting of stockholders, any stockholder proposal or nomination for the Board of Directors must be received by the Secretary of the Company at our principal executive offices not less than 90 calendar days nor more than 120 days before the date of our proxy statement release to stockholders in connection with the previous year’s annual meeting of stockholders. If no annual meeting was held in the previous year, or if the date of the applicable annual meeting has been changed by more than 30 days from the date of the previous year’s annual meeting, then a stockholder’s notice, in order to be considered timely, must be received by the Secretary not later than the later of the close of business on the 60th day prior to such annual meeting or the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of such date was made.
Amendments to Governing Documents

                                                Exhibit 4.1
The Charter provides that we may at any time and from time to time amend, alter, change or repeal any provision contained in the Charter, and any other provisions authorized by the DGCL may be added or inserted; provided, however, that any such action requires the affirmative vote of at least two-thirds (2/3) of the holders of all of the shares of our capital stock then entitled to vote in an election of directors, voting together as a single class.
Our Bylaws provide that in addition to any requirements set forth by the DGCL, the Bylaws may be adopted, amended or repealed by (i) the affirmative vote of at least 2/3 of the holders of all of the shares of our capital stock then entitled to vote in an election of directors, voting together as a single class, or by (ii) approval of a majority of the our Board of Directors.
Limitation on Director Liability
The Charter provides that, to the fullest extent permitted by the DGCL, directors of the Company will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.
The Charter provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company will automatically be deemed eliminated and limited to the fullest extent permitted by the DGCL as so amended.
The Purchase Rights
The Purchase Rights have anti-takeover effects. If the Purchase Rights are exercised, shares of Series A preferred stock will be issued, which will cause significant dilution to an Acquiring Person that attempts to acquire us on terms not approved by our Board of Directors. The Purchase Rights should not interfere with any merger or other business combination approved by our Board of Directors since the Purchase Rights may be amended to permit such acquisition or be redeemed by us at the Redemption Price at any time prior to the time that a person or group becomes an Acquiring Person. For more information about the Purchase Rights, see “Description of Our Purchase Rights.”
Certain Anti-Takeover Effects of Delaware Law
We are subject to Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in various “business combination” transactions with any interested stockholder for a period of three years following the date of the transactions in which the person became an interested stockholder, unless:
•the transaction is approved by our Board of Directors prior to the date the interested stockholder obtained such status;
•upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or
•on or subsequent to such date the business combination is approved by our board and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

                                                Exhibit 4.1
A “business combination” is defined to include mergers, asset sales, and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.